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                                                                  Exhibit 10.3.2
                                                                     (1998 10-K)


                        FIRST NORTHERN SAVINGS BANK, S.A.
                              AMENDMENT NUMBER 1 TO
               NONQUALIFIED DEFERRED RETIREMENT PLAN FOR DIRECTORS


     WHEREAS, First Northern Savings Bank, S.A. (hereinafter "First Northern") has previously established the First Northern Savings Bank, S.A. Non-Qualified Deferred Retirement Plan for Directors (the "Plan"); and

     WHEREAS, First Northern desires to amend the eligibility and benefit rules.

     NOW, THEREFORE, BE IT RESOLVED, that the First Northern Savings Bank, S.A.

Non-Qualified Deferred Retirement Plan for Directors is hereby amended as follows:

    1.  The first sentence of Article I is amended to read as follows:
        "For purposes of this Plan, a director eligible to participate in the Plan shall be any individual who, on or after the Effective Date set forth herein, is serving as a member of the Board of Directors of First Northern (an "Eligible Director") and who has been designated by First Northern as an Eligible Director."

    2. The second sentence of Article II, Section 1 shall be amended to read as follows:

        "For purposes of the Plan, the term Board Service shall mean service as an Eligible Director, including service both before and after the Effective Date of the Plan and, to the extent designated by First Northern, including service as a director of a predecessor institution."

    3.  Article II, Section 2 is amended to read as follows:

        "An Eligible Director who terminates Board Service for any reason before attaining age 62 shall be entitled to a monthly retirement benefit from the Plan if, as of the date the Eligible Director terminates Board Service, his age plus his full years of Board Service equal or exceed 70."